First Foundation Inc. (NASDAQ: FFWM) October 25, 2022

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS THIRD QUARTER 2022 RESULTS

●	Third quarter net income of $29.0 million and earnings per share of $0.51.
●	Total revenues of $99.9 million in third quarter 2022.

● ● ● ● ●
3Q22 Key Financial Data

Profitability Metrics	3Q22	2Q22	3Q21
Return on average assets (%)	0.98	1.24	1.88
Return on average common equity (%)	10.4	12.2	19.9
Return on tangible common equity (%) (a)	13.2	15.5	22.9
Net interest margin (%)	3.10	3.18	3.07
Efficiency ratio (%) (a)	60.0	50.7	41.9

Income Statement (b)	3Q22	2Q22	3Q21
Net interest income	$87,672	$81,805	$59,187
Noninterest income	$12,184	$13,400	$30,680
Net income attributable to common	$29,006	$33,316	$37,226
Diluted earnings per common share	$0.51	$0.59	$0.83
Dividends declared per common share	$0.11	$0.11	$0.09

Balance Sheet (b)	3Q22	2Q22	3Q21
Total loans	$10,355,420	$9,424,137	$5,810,392
Total deposits	$9,549,856	$9,538,744	$6,844,978
Net charge-off ratio	0.01%	(0.01)%	(0.01)%
Tangible book value per share (a)	$15.96	$15.61	$14.96
Tier 1 Leverage Ratio	8.14%	8.81%	8.16%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Return on average assets of 0.98%.
●
Return on average tangible equity of 13.2%.
●
Tangible book value per share of $15.96.
●
Net interest margin of 3.10%.
●
Deposit costs of 0.64%.
●
Quarterly originations of $1.6 billion; 100% growth year-over-year.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $29.0 million, or $0.51 per diluted share, for the third quarter of 2022, compared to net income of $33.3 million, or $0.59 per diluted share, for the second quarter of 2022.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.11 per common share, payable on November 17, 2022, to common shareholders of record as of November 7, 2022.

Scott F. Kavanaugh CEO

“First Foundation’s third quarter results reflect the strength of our core businesses, the diversity of our offerings, and the efficiency of our operations as we continue to drive meaningful, long-term shareholder value,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “We generated $99.9 million in revenue and $29.0 million in earnings while our return on average assets ended the quarter at 0.98%. Despite the persistent, uncertain economic environment, our fundamentals remain strong with excellent credit quality and NIM at 3.10% for the quarter. Our strategic focus heading into the fourth quarter is centered around protecting the balance sheet, building liquidity, competitively pursing deposits, and the continued retention of valuable clients.”

David DePillo President

“We experienced another strong quarter of loan growth with loan originations totaling $1.6 billion,” said David DePillo, President of First Foundation Inc. “Credit quality remains strong, and we continue to adhere to our stringent underwriting standards. Our banking products and services remain in high demand even during this uncertain economic cycle and rising rate environment. We are also experiencing benefits from operational efficiencies and the investments we have made in technology over the years which further add to the strength and stability of our franchise. Our focus for the final quarter of the year will be on execution of our strategy and providing exceptional client service.”

3Q22 Highlights
Financial Results:

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Shannon Wherry, swherry@ff-inc.com | 469-638-9642

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

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Total revenues were $99.9 million in the quarter, an increase of 5% from the second quarter of 2022, and an increase of 11% from the third quarter of 2021.
●
NPAs to total assets decreased to 0.14%.
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Return on average tangible equity of 13.2%.
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Return on average assets of 0.98%.
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Efficiency ratio of 60.0% for the quarter, largely impacted by an increase in customer service expense.
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Total tangible shareholders’ equity of $892 million, tangible book value of $15.96 per share and tangible common equity to tangible assets of 7.43%.
●
Net interest margin (“NIM”) was 3.10% for the quarter.
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Advisory and Trust divisions achieved a combined pre-tax profit margin of 11% in the quarter. Margin was impacted by a $313 thousand one-time charge. Excluding this charge, the margin was 14%.

Other Activity:
●
Hurricane Ian struck Southwest Florida at the end of September causing flood damage to one of our branches.  While the total impact will not fully be known for several weeks, we have received limited requests for assistance and have approved payment deferrals for three loans totaling $1.5 million to date.
●
Allowance for credit losses for loans decreased by $265 thousand in the quarter to $32.9 million, primarily as a result of the release of specific reserves related to purchase credit deteriorated loans from prior acquisitions, offset by increased loan balances.
●
Loan originations totaled $1.6 billion for the quarter; commercial business originations of $688 million were 43% of the total quarterly originations.
●
Core deposits constituted 97% of total deposits, with 73% of core deposits attributed to commercial business deposits.
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Cost of deposits was 0.64%.
●
Assets under management (“AUM”) at FFA ended the quarter at $4.6 billion, while trust assets under advisement (“AUA”) at FFB were $1.2 billion.

Spotlight

Vision List – Outperforming Stock

Bank & Thrift Sm-All Stars Class of 2022

First Foundation Inc. (“FFWM”) made B Riley’s Vision List which is a list of the top-24 stocks across all industries selected by analysts to outperform the small-cap benchmark Russell 2000 Index in the current year. Each year analysts are tasked to identify a single, immutable pick to outperform based on a set of defined criteria.

The Sm-All Stars represent the top performing small-cap banks and thrifts in the country. This is the third time FFWM was one of 35 banks chosen. According to Piper Sandler, banks selected have superior performance metrics in growth, profitability, credit quality and capital strength.

CNBC Top 100 Independent Advisors

Top Performing Bank with Assets Greater than $10B

First Foundation Advisors (“FFA”) was included in The CNBC FA 100, which recognizes the advisory firms that top the list when it comes to offering a comprehensive planning and financial service that helps clients navigate through their complex financial life.

First Foundation Bank ranked as the 6th best performing bank in 2021 with assets greater than $10B. S&P Global Market Intelligence calculated scores for each bank on key metrics, including returns, growth, and efficiency but placed a premium on the strength and risk profile of balance sheets.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

Details

Loans

Loans increased $931.3 million, or 9.9%, to $10.4 billion as of September 30, 2022, compared to $9.4 billion as of June 30, 2022, and increased $4.6 billion, or 78.2%, compared to $5.8 billion as of September 30, 2021. The increases in loan balances were primarily due to an increase in loan fundings, which in the third quarter of 2022 were $1.6 billion, a decrease of $638 million, or 28.4%, from the second quarter of 2022 and an increase of $804 million, or 100.3%, from the third quarter of 2021. Loan balances during the quarter were also impacted by loan payoffs of $672 million, compared to payoffs of $719 million in the second quarter of 2022 and $583 million in the third quarter of 2021. During the third quarter of 2022, the balance of loans held for sale was transferred to loans held for investment, as we no longer intend to sell them due to the current rising rate environment.

Contributing to loan originations during the quarter, our commercial business division funded $688 million of new commercial loans during the quarter, of which 45% were adjustable commercial revolving lines of credit. The remaining C&I originations were comprised of $196 million of public finance loans, $115 million of commercial term loans, $29 million of owner occupied commercial real estate loans, and $39 million of equipment finance leases. The elevated public finance originations were attributable to the remaining pipeline driven by the temporary increase in demand for bank loans away from the bond market by public municipalities which took place in the second quarter. As we anticipated, we experienced heightened originations in this channel in July of $180 million but returned to our historical run rate starting in August with fundings of $15 million for the month. Our public finance division continues to benefit both our credit quality with historically low loan losses, while also lowering our effective tax rate over time.

Investment Securities

Investment securities were $1.1 billion as of September 30, 2022, compared to $1.2 billion as of June 30, 2022, and increased $221.3 million, or 24.5%, compared to $901.7 million as of September 30, 2021. The increase from September 30, 2021, was primarily due to the investment securities acquired in the TGR Financial acquisition during the fourth quarter of 2021.

The allowance for credit losses for investments increased by $0.3 million from the prior quarter, to $11.5 million as of September 30, 2022, compared to $11.2 million as of June 30, 2022, and increased $1.4 million, compared to $10.1 million as of September 30, 2021. The increases were a result of faster than expected prepayments that negatively impacted the projected cash flows on interest-only strip securities.

Deposits and Borrowings

Deposits were $9.5 billion as of September 30, 2022, and June 30, 2022, and increased $2.7 billion, or 39.5%, compared to $6.8 billion as of September 30, 2021. Deposits in our commercial deposit services division increased by $482.3 million during the third quarter of 2022 compared to the second quarter of 2022, which was offset by a $695.7 decrease in retail branch deposits. These changes were primarily due to a $481 million reclassification of deposits out of the retail branches and into our commercial services division, following the conversion of TGR Financial.  Noninterest-bearing demand deposits measured 37.2% of total deposits as of September 30, 2022, compared to 37.6% of total deposits as of June 30, 2022, while core deposits decreased by $175 million compared to the linked quarter, and measured 97% of total deposits as of September 30, 2022, compared to 99% of total deposits as of June 30, 2022. Commercial business deposits were 73% of total core deposits as of September 30, 2022.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

Our loan to deposit ratio measured 108.4% as of September 30, 2022, compared to 98.8% as of June 30, 2022, and 84.9% as of September 30, 2021.

Borrowings were $1.5 billion as of September 30, 2022, compared to $493.7 million as of June 30, 2022, and $12.5 million as of September 30, 2021. Borrowings increased in the third quarter of 2022 compared to the linked quarter and prior year quarter primarily due to the addition of $1.0 billion in FHLB advances to fund the increase in new loan volume.

Private Wealth Management and Trust Assets

AUM was $4.6 billion as of September 30, 2022, compared to $4.8 billion as of June 30, 2022. There were $69 million of new accounts and $31 million of net withdrawals in the third quarter of 2022. AUA at FFB’s Trust Department was $1.2 billion as of September 30, 2022 and June 30, 2022. The Advisory and Trust divisions achieved a combined pre-tax profit margin of 11% in the quarter. Margin was impacted by a $313 thousand one-time charge due to a trading error. Excluding this charge, the margin was 14%.

Net Interest Income

Net interest income increased in the linked quarter by $5.9 million, from $81.8 million for the second quarter of 2022, compared to $87.7 million in the third quarter of 2022, and increased by $28.5 million, from $59.2 million in the third quarter of 2021. Interest income from loans increased 23.1% to $101.0 million for the third quarter of 2022 compared to $82.0 million in the second quarter of 2022 and increased 77.8% compared to $56.8 million for the third quarter of 2021, driven primarily by an increase in average loan balances. Interest income from investment securities and interest-earning cash was $7.8 million for the third quarter of 2022, compared to $7.9 million for the second quarter of 2022, and $5.2 million in the third quarter of 2021. The prior year quarter change was due primarily to an increase in average securities balances.

Interest expense increased 158.1% to $21.0 million in the third quarter of 2022, compared to $8.2 million in the second quarter of 2022, and increased from $2.8 million in the third quarter of 2021. The linked quarter increase in interest expense was driven primarily by a 146.0% increase in interest expense on deposits and a 200.1% increase in interest expense on borrowings. Interest expense on deposits and borrowings increased due to increased costs of interest-bearing deposits, resulting from increases in deposit rates, and increased costs of borrowings, as the average rate on FHLB advances and other borrowings increased to 2.61% in the third quarter of 2022, from 2.24% in the second quarter of 2022.

Net Interest Margin

Net interest margin (“NIM”) was 3.10% in the third quarter of 2022, compared to 3.18% in the second quarter of 2022, and 3.07% in the third quarter of 2021. The NIM decrease in the linked quarter was primarily driven by an increase in the yield on interest earning liabilities, which increased to 1.23% in the third quarter of 2022, from 0.54% in the second quarter of 2022, offset partially by an increase in the yield on interest earning assets, which increased to 3.84% in the third quarter of 2022, from 3.50% in the second quarter of 2022.  The average balance in interest-bearing liabilities also increased by 11.7% compared to the linked quarter, offset partially by a 9.9% increase in the average balance in interest earning assets in the same period.

Noninterest Income

Noninterest income was $12.2 million in the third quarter of 2022, compared to $13.4 million in the second quarter of 2022 and $30.7 million in the third quarter of 2021.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

Noninterest income during the third quarter of 2022 was comprised primarily of $6.8 million of investment advisory fees from Wealth Management, $2.1 million of trust administrative and consulting fees, $2.1 million of loan and servicing fees, $0.6 million of deposit account fees and other income of $0.6 million. The linked quarter decrease in noninterest income was primarily due to a decrease of $0.8 million in investment advisory fees and a decrease of $0.7 million in loan prepayment fees. The decrease from the prior year quarter was primarily due to $18.1 million in gain on sales of loans in the third quarter of 2021.

Noninterest Expense

Noninterest expense increased 23.6%, to $60.3 million for the third quarter of 2022, compared to $48.8 million for the second quarter of 2022, and increased 57.2%, compared to $38.4 million for the third quarter of 2021. Compensation and benefits were $29.5 million in the third quarter of 2022, compared to $27.6 million in the second quarter of 2022, and $23.2 million in the third quarter of 2021.  Customer service costs increased to $13.6 million in the third quarter of 2022, from $4.6 million in the second quarter of 2022. The increase in compensation and benefits in the third quarter of 2022 was primarily due to a decrease in deferred loan costs in the third quarter of 2022, compared to the second quarter of 2022, as these costs are a direct offset to compensation expense. The decrease in deferred loan costs were due to the linked quarter decrease in loan originations. The increase in compensation and benefits from the prior year quarter was primarily due to a 34.6% increase in FTE, from 482.0 in the third quarter of 2021, to 648.7 in the third quarter of 2022. The increase in customer service costs were due to increases in the earnings credit rates paid on the related deposit balances.

Our efficiency ratio for the third quarter of 2022 was 60.0%, compared to 50.7% for the second quarter of 2022 and 41.9% in the third quarter of 2021. The linked quarter increase in the efficiency ratio was primarily due to the $11.5 million increase in noninterest expenses, offset partially by an increase in total revenue.

Income Tax Expense

We recorded an income tax expense of $10.5 million in the third quarter of 2022, compared to an income tax expense of $12.9 million in the second quarter of 2022, and an income tax expense of $14.7 million in the third quarter of 2021. Our effective tax rate for the third quarter of 2022 was 26.6%, compared to 27.9% for the second quarter of 2022, and 28.3% for the third quarter of 2021.

Asset Quality

Total nonperforming assets were $11.2 million as of September 30, 2022, compared to $11.1 million as of June 30, 2022, and $18.7 million as of September 30, 2021. Our ratio of nonperforming assets to total assets was 0.14% as of September 30, 2022, compared to 0.15% as of June 30, 2022, and 0.24% as of September 30, 2021. Total delinquent loans were $5.8 million as of September 30, 2022, compared to $8.7 million as of June 30, 2022, and $4.3 million as of September 30, 2021.

Our allowance for credit losses for loans was $32.9 million, or 0.32% of total loans held for investment, as of September 30, 2022, compared to $33.2 million, or 0.37%, as of June 30, 2022, and $21.0 million, or 0.40%, as of September 30, 2021. The linked quarter decrease in the allowance for credit losses for loans of $265 thousand was the result of the release of specific reserves related to purchase credit deteriorated loans from prior acquisitions, offset by increased loan balances. Net charge-offs during the third quarter of 2022 were $169,000, compared to net recoveries of $164,000 for the second quarter of 2022, and $136,000 of net recoveries for the third quarter of 2021.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

The ratio of the allowance for credit losses for loans to total nonperforming assets was 192.6% as of September 30, 2022, compared to 299.2% as of June 30, 2022, and 112.2% as of September 30, 2021.

Capital

As of September 30, 2022, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	September 30,	June 30,	September 30,	Regulatory
(unaudited)	2022	2022	2021	Requirements
Tier 1 leverage ratio	8.14%	8.81%	8.16%	5.00%
Common Equity Tier 1 ratio	10.27%	11.01%	11.17%	6.50%
Tier 1 risk-based capital ratio	10.27%	11.01%	11.17%	8.00%
Total risk-based capital ratio	10.68%	11.46%	11.71%	10.00%
Tangible common equity to tangible assets ratio [2]	7.43%	7.98%	8.80%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our September 30, 2022 FDIC call report.
(2)	Tangible common equity is a First Foundation Inc. (“FFI”) non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $1.12 billion as of September 30, 2022, an increase from $1.10 billion and $766.8 million as of June 30, 2022, and September 30, 2021, respectively. Our tangible book value per common share was $15.96 as of September 30, 2022, compared to $15.61 as of June 30, 2022, and increased $1.00, compared to $14.96, as of September 30, 2021. The linked quarter increase in tangible book value per common share was attributable to positive EPS of $0.51 during the quarter, offset by $0.11 dividends per share.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on October 25, 2022 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (800) 225-9448 using conference ID FFWMQ322.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, that we filed with the SEC on February 28, 2022, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Shannon Wherry VP, Director of Corporate Communications 469-638-9642 swherry@ff-inc.com

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	September 30,	June 30,	September 30,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$236,870	$173,524	$783,376

Securities available-for-sale ("AFS")	238,982	251,496	901,746
Securities held-to-maturity ("HTM")	884,061	930,562	—
Allowance for credit losses - investments	(11,519)	(11,226)	(10,098)
Net securities	1,111,524	1,170,832	891,648

Loans held for sale	—	485,296	501,433

Loans held for investment	10,355,420	8,938,841	5,308,959
Allowance for credit losses - loans	(32,900)	(33,165)	(20,985)
Net loans	10,322,520	8,905,676	5,287,974

Investment in FHLB stock	31,203	17,250	17,250
Deferred taxes	24,210	21,471	11,247
Premises and equipment, net	36,607	37,160	8,091
Real estate owned ("REO")	6,210	6,210	—
Goodwill and intangibles	222,290	222,749	94,083
Other assets	337,429	209,072	139,961
Total Assets	$12,328,863	$11,249,240	$7,735,063

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$9,549,856	$9,538,744	$6,844,978
Borrowings	1,496,456	493,728	12,500
Accounts payable and other liabilities	160,586	113,859	110,754
Total Liabilities	11,206,898	10,146,331	6,968,232

Shareholders’ Equity:
Common Stock	56	56	45
Additional paid-in-capital	719,955	719,222	436,835
Retained earnings	415,507	392,704	321,184
Accumulated other comprehensive income (loss)	(13,553)	(9,073)	8,767
Total Shareholders’ Equity	1,121,965	1,102,909	766,831
Total Liabilities and Shareholders’ Equity	$12,328,863	$11,249,240	$7,735,063

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and	September 30,	June 30,	September 30,	September 30,
per share amounts)	2022	2022	2021	2022	2021
Interest income:
Loans	$100,978	$82,032	$56,781	$255,037	$166,291
Securities	6,752	6,621	4,606	19,733	14,739
Cash, FHLB Stock, and Fed Funds	1,016	1,318	602	3,091	1,500
Total interest income	108,746	89,971	61,989	277,861	182,530

Interest expense:
Deposits	15,595	6,340	2,753	25,293	10,763
Borrowings	5,479	1,826	49	8,597	441
Total interest expense	21,074	8,166	2,802	33,890	11,204

Net interest income	87,672	81,805	59,187	243,971	171,326

Provision for credit losses	(22)	173	(417)	(641)	(13)

Net interest income after provision for credit losses	87,694	81,632	59,604	244,612	171,339

Noninterest income:
Asset management, consulting and other fees	8,975	9,893	9,313	29,065	26,410
Gain on sale of loans	—	—	18,135	—	21,459
Other income	3,209	3,507	3,232	11,946	8,754
Total noninterest income	12,184	13,400	30,680	41,011	56,623

Noninterest expense:
Compensation and benefits	29,531	27,634	23,241	86,986	64,970
Occupancy and depreciation	9,594	8,814	6,427	26,975	18,297
Professional services and marketing costs	3,039	3,030	2,700	9,486	8,729
Customer service costs	13,560	4,611	2,512	19,959	6,635
Other expenses	4,618	4,716	3,514	13,359	9,891
Total noninterest expense	60,342	48,805	38,394	156,765	108,522

Income before taxes on income	39,536	46,227	51,890	128,858	119,440
Taxes on income	10,530	12,911	14,664	35,700	33,805
Net income	$29,006	$33,316	$37,226	$93,158	$85,635

Net income per share:
Basic	$0.51	$0.59	$0.83	$1.65	$1.91
Diluted	$0.51	$0.59	$0.83	$1.65	$1.90
Shares used in computation:
Basic	56,387,451	56,471,470	44,819,743	56,441,305	44,773,683
Diluted	56,447,901	56,519,669	45,002,937	56,510,883	44,977,863

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and per share amounts	September 30,	June 30,	September 30,	September 30,
and percentages)	2022	2022	2021	2022	2021
Selected Financial Data:
Return on average assets	0.98%	1.24%	1.88%	1.13%	1.52%
Return on average equity	10.4%	12.2%	19.9%	11.4%	15.7%
Return on average tangible equity (1)	13.2%	15.5%	22.9%	14.4%	18.3%
Efficiency ratio (2)	60.0%	50.7%	41.9%	54.7%	46.4%
Net interest margin	3.10%	3.18%	3.07%	3.10%	3.14%
Cost of deposits	0.64%	0.28%	0.15%	0.36%	0.22%
Loan to deposit ratio	108.4%	98.8%	84.9%	108.4%	84.9%
Noninterest income as a % of total revenues	12.2%	14.1%	34.1%	14.4%	24.8%
Loan originations	$1,606,126	$2,243,950	$801,963	$4,997,877	$2,699,924
Assets under management	4,625,840	4,821,779	5,428,737	4,625,840	5,428,737
Tangible common equity to tangible assets (1)	7.43%	7.98%	8.80%	7.43%	8.80%
Book value per share	$19.90	$19.56	$17.06	$19.90	$17.06
Tangible book value per share	15.96	15.61	14.96	15.96	14.96

Asset Quality:
Nonperforming assets
Nonaccrual loans	$11,240	$11,084	$18,706	$11,240	$18,706
Total nonperforming loans	$11,240	$11,084	$18,706	$11,240	$18,706

Loans 30 - 89 days past due	$5,846	$5,812	$4,290	$5,846	$4,290
Accruing loans 90 days or more past due	1,138	2,877	—	1,138	—

Nonperforming assets to total assets	0.14%	0.15%	0.24%	0.14%	0.24%
Loans 30 - 89 days past due to total loans	0.05%	0.07%	0.08%	0.05%	0.08%
Allowance for credit losses to loans held for investment	0.32%	0.37%	0.40%	0.32%	0.40%
Allowance for credit losses to nonaccrual loans	192.6%	299.2%	112.2%	192.6%	112.2%
Net charge-offs (recoveries) to average loans - annualized	0.01%	(0.01)%	(0.01)%	—%	(0.01)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Banking:
Interest income	$108,746	$89,971	$61,989	$277,861	$182,530
Interest expense	19,281	6,476	2,753	29,170	10,988
Net interest income	89,465	83,495	59,236	248,691	171,542
Provision for credit losses	(22)	173	(417)	(641)	(13)
Noninterest income	5,730	5,857	23,202	19,118	35,710
Noninterest expense	53,571	42,032	31,488	135,704	88,935
Income before taxes on income	$41,646	$47,147	$51,367	$132,746	$118,330

Wealth Management:
Noninterest income	$6,865	$7,980	$7,857	$23,190	$22,020
Noninterest expense	6,380	6,189	6,338	19,213	17,441
Income before taxes on income	$485	$1,791	$1,519	$3,977	$4,579

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,793	1,690	49	4,720	216
Net interest income	(1,793)	(1,690)	(49)	(4,720)	(216)
Noninterest income	(411)	(437)	(379)	(1,297)	(1,107)
Noninterest expense	391	584	568	1,848	2,146
Income before taxes on income	$(2,595)	$(2,711)	$(996)	$(7,865)	$(3,469)

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2022	2022	2022	2021	2021
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,088,695	$3,953,717	$3,284,003	$2,886,055	$2,518,151
Single Family	989,258	958,348	911,438	933,445	818,968
Subtotal	6,077,953	4,912,065	4,195,441	3,819,500	3,337,119
Commercial properties	1,236,577	1,237,664	1,264,221	1,309,200	669,912
Land and construction	144,787	170,887	159,533	156,028	63,706
Total real estate loans	7,459,317	6,320,616	5,619,195	5,284,728	4,070,737
Commercial and industrial loans	2,874,827	2,593,948	1,754,279	1,598,422	1,217,078
Consumer loans	5,155	10,845	9,760	10,834	9,468
Total loans	10,339,299	8,925,409	7,383,234	6,893,984	5,297,283
Deferred fees and expenses	16,121	13,432	14,230	12,744	11,676
Total	$10,355,420	$8,938,841	$7,397,464	$6,906,728	$5,308,959

Loans held for sale	$—	$485,296	$501,424	$501,436	$501,433

Deposits:
Demand deposits:
Noninterest-bearing	$3,550,637	$3,587,375	$3,296,118	$3,280,455	$2,995,570
Interest-bearing	2,253,799	2,425,847	2,429,202	2,242,684	945,654
Money market and savings	2,911,909	2,869,719	2,592,437	2,620,336	2,290,380
Certificates of deposits	833,511	655,803	639,761	668,485	613,374
Total	$9,549,856	$9,538,744	$8,957,518	$8,811,960	$6,844,978

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$742,126	$811,782	$356,589	$2,103,106	$1,404,444
Single family	96,229	94,530	78,794	247,973	182,723
Subtotal	838,355	906,312	435,383	2,351,079	1,587,167
Commercial properties:
Non-owner occupied CRE	57,707	58,203	13,035	146,249	13,066
Owner-occupied CRE	28,644	32,875	25,350	76,852	43,861
Subtotal	86,351	91,078	38,385	223,101	56,927
Land and construction	21,538	30,101	7,443	80,290	11,162
Total real estate loans	946,244	1,027,491	481,211	2,654,470	1,655,256
Commercial and industrial loans	659,562	1,215,185	320,749	2,341,759	1,041,749
Consumer loans	268	1,221	121	1,648	2,919
Total	$1,606,074	$2,243,897	$802,081	$4,997,877	$2,699,924

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	4.34%	3.62%	3.33%	3.78%	3.28%
Single family	3.98%	3.35%	3.31%	3.58%	3.29%
Subtotal	4.29%	3.60%	3.32%	3.76%	3.28%
Commercial properties:
Non-owner occupied CRE	4.84%	3.96%	4.17%	4.13%	4.17%
Owner-occupied CRE	4.58%	4.45%	3.74%	4.42%	3.84%
Subtotal	4.75%	4.13%	3.88%	4.23%	3.91%
Land and construction	4.99%	4.55%	5.00%	4.63%	5.24%
Total real estate loans	4.35%	3.68%	3.39%	3.83%	3.32%
Commercial and industrial loans	5.02%	3.77%	3.56%	4.06%	3.48%
Consumer loans	5.45%	4.37%	3.29%	4.40%	3.97%
Total	4.63%	3.73%	3.46%	3.93%	3.38%

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Average Balances:
Cash, FHLB Stock, and Fed Funds	$229,798	$569,002	$924,232	$666,925	$789,323
Securities AFS	258,654	267,634	715,505	466,903	743,018
Securities HTM	898,932	949,893	—	723,941	—
Loans	9,910,051	8,497,504	6,060,153	8,654,252	5,743,942
Total interest-earnings assets	11,297,435	10,284,033	7,699,890	10,512,021	7,276,283
Deposits: interest-bearing	5,955,016	5,751,284	3,976,057	5,778,183	4,026,743
Deposits: noninterest-bearing	3,742,460	3,479,847	3,127,562	3,514,047	2,607,488
Borrowings	833,171	327,212	5,393	489,155	74,084

Average Yield / Rate:
Cash, FHLB Stock, and Fed Funds	1.75%	0.93%	0.26%	0.62%	0.25%
Securities AFS	3.19%	3.00%	2.58%	2.57%	2.64%
Securities HTM	2.09%	1.94%	—%	1.97%	—%
Loans	4.07%	3.86%	3.74%	3.93%	3.86%
Total interest-earnings assets	3.84%	3.50%	3.22%	3.53%	3.35%
Deposits (interest-bearing only)	1.04%	0.44%	0.27%	0.59%	0.36%
Deposits (noninterest and interest-bearing)	0.64%	0.28%	0.15%	0.36%	0.22%
Borrowings	2.61%	2.24%	3.38%	2.35%	0.79%
Total interest-bearing liabilities	1.23%	0.54%	0.28%	0.72%	0.37%

Net Interest Rate Spread	2.61%	2.96%	2.95%	2.81%	2.98%

Net Interest Margin	3.10%	3.18%	3.07%	3.10%	3.14%

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2022	2022	2021	2022		2021
Average shareholders' equity	$1,113,948	$1,092,766	$748,156	$1,091,776		$725,879
Less: Average goodwill and intangible assets	222,519	222,991	94,268	222,515		94,669
Average tangible common equity	$891,429	$869,775	$653,888	$869,261		$631,210

Net Income	$29,006	$33,316	$37,226	$93,158		$85,635
Plus: Amortization of intangible assets expense	459	491	372	1,459		1,214
Less: Tax effect on amortization of intangible assets expense	143	142	108	423		352
Net Income available to common shareholders	$29,322	$33,665	$37,490	$94,194		$86,497

Return on Average Equity(1)	10.4%	12.2%	19.9%	11.4%	%	15.7%	%
Return on Average Tangible Common Equity(2)	13.2%	15.5%	22.9%	14.4%	%	18.3%	%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%	29.0%	29.0%	29.0%		29.0%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and merger related costs, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain on other equity investments and net gain on a sale-leaseback transaction.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Total noninterest expense	$60,342	$48,805	$38,394	$156,765	$108,522
Less: Amortization of intangible assets expense	459	491	372	1,459	1,214
Less: Merger related costs	-	-	384	(35)	1,550
Adjusted Noninterest expense	$59,883	$48,314	$37,638	$155,341	$105,758

Net interest income	$87,672	$81,805	$59,187	$243,971	$171,326
Plus: Total noninterest income	12,184	13,400	30,680	41,011	56,623
Less: Net gain on other equity investments	-	-	-	-	-
Less: Net gain on sale-leaseback	-	-	-	1,111	-
Adjusted Revenue	$99,856	$95,205	$89,867	$283,871	$227,949

Efficiency Ratio	60.0%	50.7%	41.9%	54.7%	46.4%

FIRST FOUNDATION INC. THIRD QUARTER 2022 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	September 30,	June 30,	September 30,
(in thousands, except per share amounts)	2022	2022	2021
Shareholders' equity	$1,121,965	$1,102,909	$766,831
Less: Goodwill and intangible assets	222,290	222,749	94,083
Tangible Common Equity	$899,675	$880,160	$672,748

Total assets	$12,328,863	$11,249,240	$7,735,063
Less: Goodwill and intangible assets	222,290	222,749	94,083
Tangible assets	$12,106,573	$11,026,491	$7,640,980

Equity to Asset Ratio	9.10%	9.80%	9.91%
Tangible Common Equity Ratio	7.43%	7.98%	8.80%

Book value per share	$19.90	$19.56	$17.06
Tangible book value per share	15.96	15.61	14.96
Basic common shares outstanding	56,387,671	56,386,914	44,955,139